Exhibit 10.24

Certain information marked as [****] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER SERVICES AGREEMENT

By and Among

Napo Pharmaceuticals, Inc.

and

INTEGRIUM, LLC.

and

POC Capital, LLC

for

Clinical Research Organization (CRO) Services

Effective Date: June 24, 2019

CRO AGREEMENT

EFFECTIVE DATE: June 24, 2019

Name and Address of the Contact for Integrium, LLC

Name:Jessica Coutu

Title:Senior Vice President of Clinical Operations

Address:[****]

Telephone:[****]

Mobile Phone:[****]

e-mail:[****]

Name and Address of the Contact for Napo Pharmaceuticals, Inc.

Name:[****], RN, BSN

Title:VP Clinical Operations

Address:201 Mission Street, Suite 2375

San Francisco, CA 94105

Telephone:[****]

Facsimile:  (415) 371-8311

e-mail:[****]

Name and Address of the Contact for POC CAPITAL, LLC

Name:[****]

Title: Daron Evans, Managing Director

Address: [****]

Telephone: [****]

e-mail: [****]

INDEX

1.	Term

2.	Scope of Work

3.	Conditions of Work/Sponsor Responsibilities

4.	Compensation

5.	Representations of CRO

6.	Confidentiality

7.	Conflicts of Interest

8.	Independent Contractor

9.	Tax Reporting and Payment

10.	Ownership, Disclosure and Transfer of Developments and Study Data

11.	Relationship with Investigators

12.	Indemnification

13.	Limitation of Liability

14.	Insurance

15.	Termination

16.	Personnel Recruitment

17.	Equal Opportunity /Affirmative Action

18.	Miscellaneous Provisions

This Agreement (the “Agreement”) is made as of the June 24, 2019 (the “Effective Date”), by and among:

Napo Pharmaceuticals, Inc.  (“NAPO”), a Delaware corporation, located at 201 Mission Street, Suite 2375, San Francisco, CA 94105, a wholly owned subsidiary of Jaguar Health, Inc., and

Integrium, LLC (“INTEGRIUM”), a California limited liability company, located at [****] and

(each of which is individually sometimes referred to hereinafter as “Party,” and collectively hereinafter referred to as “Parties”);

and in the presence of

POC Capital, LLC, a California limited liability company, having its registered office at [****] (“POC CAPITAL”), solely with respect to Sections 4.1 and 6.7 and Articles 8, 9, 10 (other than Section 10.1), 14 and 16.

WHEREAS, NAPO desires to retain the services of INTEGRIUM from time to time to perform clinical development services in connection with certain clinical research programs that NAPO is conducting (individually a “Study”) with respect to the Study Drug (defined below), in which case the terms and conditions for each such Study shall be set forth in a services order to be executed by the Parties and by POC CAPITAL, as applicable, and incorporated herein by reference (individually, a “Services Order” and collectively, the “Services Orders”); and

NOW, THEREFORE, for good and valuable consideration, the exchange, receipt and sufficiency of which are acknowledged, the Parties and POC CAPITAL, as applicable, hereby agree as follows:

1.Term

1.1

The term of this Agreement shall be for the period beginning as of the Effective Date and ending upon the satisfactory performance of all the SERVICES (as hereinafter defined) unless terminated sooner as provided for herein (“Term”).

2.Scope of Work

2.1

INTEGRIUM shall perform various services for NAPO.  Any and all services, equipment and/or supplies which NAPO deems necessary for INTEGRIUM to provide as well as NAPO’s responsibilities for each study for which such services, equipment and/or supplies are being provided shall be stated in separate Service Orders (all of which are incorporated herein pursuant to this reference).  (The services and items INTEGRIUM is to provide shall be referred to collectively as “Services,”

unless otherwise designated and listed in a Service Order.)  Each Service Order shall be named by the protocol number to which it corresponds and shall also include the compensation to be paid for the Services listed and the anticipated time period in which the Services are to be provided together with any other special terms and conditions.  Each Service Order shall be signed and dated by each Party and shall be made fully a part of this Agreement upon the latter of the dates appearing on the signature page of the Service Order and shall remain in effect until all items listed in the Service Order have been completed or this Agreement has been otherwise terminated as provided herein.  INTEGRIUM will commence work on a project upon receipt of the signed Agreement and a properly executed Service Order.  NAPO will designate one or more individuals to represent NAPO with authority to make decisions with respect to this Agreement and each Service Order or Change Order (such individual, the “NAPO Liaison”).  Each Service Order and Change Order must be signed by NAPO’s authorized representative and INTEGRIUM prior to going into effect.   To the extent any terms set forth in a Service Order or Change Order conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Service Order.

2.2

The Parties enter into each Service Order for the express purpose of transferring from NAPO to INTEGRIUM the responsibilities and obligations of NAPO to conduct, coordinate, manage, and/or develop the Study in accordance with United States Food and Drug Administration (“FDA”) regulations set forth in 21 CFR Section 312, Subpart D, as such may be amended from time to time.  Accordingly, if NAPO transfers the responsibility for various regulatory responsibilities under the U.S. laws and regulations to INTEGRIUM, a Transfer of Regulatory Obligations (“TRO FORM”) will be completed for each Service Order.  INTEGRIUM agrees to perform the responsibilities and obligations so transferred as Services under this Agreement.

2.3

INTEGRIUM shall provide to NAPO prompt notice of all communications to or from the FDA regarding any Services or Study with respect to any Service Order, whether oral or written, and consult with NAPO sufficiently prior to initiating or responding thereto to enable NAPO to meaningfully participate therein, including where relevant the provision to NAPO for review, comment and decision a draft of all documents prior to submission to the FDA.  INTEGRIUM shall not meet with the FDA for any purpose related to the Services or Study without first providing notice to NAPO.

2.4

If the FDA or any other government authority conducts or gives notice of intent to conduct any inspection regarding the Study or Services at any time at any investigation site (“Investigator Site”), or at INTEGRIUM offices, or at a third party’s office, or to take any other action with respect to the Study or Services (collectively “Action”), INTEGRIUM will immediately give NAPO written notice thereof, and supply all information pertinent thereto.  As appropriate, the Parties will promptly meet or discuss and agree on an appropriate course of action to prepare for or otherwise respond thereto, including each Party’s responsibility for any tasks.  To the extent not precluded by applicable law, NAPO shall have the right to be present at any Action.

Prior to responding to written requests for information, findings or other actions regarding any Action, INTEGRIUM shall review and discuss such with NAPO, and to the extent not prohibited by applicable laws shall (i) permit NAPO to be present at an oral response or reply to an Action, if such response is involved, and (ii) permit NAPO (including any representative thereof) to review and comment on any written response to an Action, and to reasonably consider such comments.  During any such Action, the Parties agree to be bound by the confidentiality provisions of this Agreement and to make reasonable efforts to disclose only that information required to be disclosed.  INTEGRIUM agrees to take any reasonable steps requested by NAPO as a result of an Action to cure any deficiencies in the Services conduct and/or documentation.

2.5

INTEGRIUM shall advise and update NAPO on a regular basis to keep NAPO current on significant developments, problems, progress, decisions and issues that arise with respect to the Services, but in no event less frequently than meeting telephonically in accordance with applicable Service Orders or in person at an INTEGRIUM facility, at the reasonable request of NAPO.  Further, INTEGRIUM agrees to establish recurring meetings (telephonically or other) to discuss progress and plans.  The meetings should be no less frequent then twice a month during enrollment and monthly thereafter.

2.6

In accordance with the applicable Service Order, NAPO may supply Study sites with Mytesi® (crofelemer) (the “Study Drug”) for the performance of the Study.  The Study Drug is provided without any warranty, express or implied.  All right, title, and interest in and to the Study Drug and any patent and intellectual property rights related thereto shall remain solely and exclusively with NAPO.  Upon the expiration or termination of this Agreement or any Service Order, INTEGRIUM shall ensure that all unused supply of the Study Drug is promptly returned to NAPO.

3.Conditions of Work

3.1	Any regulatory responsibilities not specifically stated as transferred to INTEGRIUM in the TRO Form shall remain the regulatory responsibility of NAPO. NAPO shall file the TRO Form with the FDA or as otherwise required by law or regulation. If an amendment to any Service Order affects the scope of regulatory obligations that have been transferred to INTEGRIUM, INTEGRIUM and NAPO shall execute a corresponding amendment to the TRO Form. Such TRO Form amendment shall be filed by NAPO with the appropriate government bodies.

3.2	NAPO and/or its representatives may, during the Term, visit INTEGRIUM's and/or INTEGRIUM’s agents' facilities and laboratories at reasonable times and with reasonable frequency during normal business hours to (i) observe the progress of a Study, (ii) monitor the accuracy and completeness of the Services, including, but not limited to, quality control and assurance, and/or (iii) review the responsibilities and/or performance obligations of INTEGRIUM’s agents. INTEGRIUM will assist NAPO in scheduling such visits and will make records and any other relevant information available to NAPO and/or its representatives.

3.3	In order for INTEGRIUM to perform the Services properly and timely, unless otherwise agreed in writing, NAPO must provide INTEGRIUM with the Study Drug and take those actions as described in the Study Specifications, Exhibit 2 of each Service Order. In addition, NAPO shall cause all NAPO contracted designees to (i) reasonably cooperate with INTEGRIUM in connection with INTEGRIUM’s performance of the Services, and (ii) perform such actions and supply to INTEGRIUM the Study Drug and deliverables, in each case as required by a Service Order, in a timely manner. Any failure under this Section 3.3 shall not constitute a breach of this Agreement by NAPO but may require changes in the timelines for the Services in accordance with Section 4.5.

3.4	NAPO represents and warrants that there is no litigation, regulatory investigation or proceeding, administrative hearing or any other similar proceeding pending or to the best of its knowledge threatened against NAPO which would reasonably be expected to materially, adversely affect INTEGRIUM’s ability to perform the services.

4.Compensation.

4.1

POC CAPITAL will purchase a [****]Promissory Note from NAPO on the Effective Date of this Agreement. NAPO will pay INTEGRIUM [****]for the Services outlined in the Service Order within five (5) business days of the Effective Date, i.e., on or before July 1, 2019.

4.2

In consideration of INTEGRIUM's performance of the Services specified in a Service Order in accordance with this Agreement, NAPO shall pay INTEGRIUM the fee set forth in Section 4.1.  The Study is priced at a firm fixed price of [****], in no event will NAPO be obligated to pay to INTEGRIUM amounts in excess of the firm fixed price in the applicable Service Order.

4.3	INTEGRIUM shall provide NAPO with a Work in Progress (“WiP”) report for review and approval on a monthly basis.

4.4	[INTENTIONALLY LEFT BLANK]

4.5

Any material change in the Services or assumptions stated in a Service Order (including, but not limited to, changes in an agreed starting date or suspension of a Study by NAPO) may require changes in the timelines and shall require a written amendment to the respective Service Order, to be executed by INTEGRIUM and NAPO (the “Change Order”).  Each amendment shall detail the changes to the Services, conditions, timeline or other matter.  INTEGRIUM shall not implement any change in the scope of a Service Order without NAPO’s prior written approval.  INTEGRIUM reserves the right to postpone effecting material changes in the scope of a Service Order until such time as the Parties agree to and execute the corresponding written amendment to the Service Order.

5.Representations of CRO

5.1

INTEGRIUM represents that it has the requisite facilities, equipment, and personnel with the requisite expertise, experience and skill, to render the desired Services, and it shall render the Services, in a timely, competent and efficient manner. INTEGRIUM further represents that the Services to be provided pursuant to this Agreement will represent INTEGRIUM's best professional standards and quality.  INTEGRIUM further represents that it shall abide by the laws, rules and regulations delineated in the Good Clinical Practice (GCP) Guidelines issued by the Food and Drug Administration and laws governing privacy and confidentiality of health information of Study participants, as delineated in the federal Health Insurance Portability and Accountability Act of 1996.  In performing the Services, INTEGRIUM shall strictly comply with this Agreement, all legal and ethical written instructions of NAPO, standard operating procedures provided by or approved by NAPO, and the applicable protocol for the Study.

5.2

INTEGRIUM represents and certifies that neither INTEGRIUM nor any person employed by INTEGRIUM (i) is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. §301 et seq.),  INTEGRIUM understands that NAPO shall have the right to terminate this Agreement immediately upon receipt of notice that any person employed by INTEGRIUM has been debarred pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. §301 et seq.)  INTEGRIUM will immediately notify NAPO in writing if and when it learns that any person in its employ has become debarred or is under threat of being debarred.

5.3

INTEGRIUM shall maintain accurate and complete records specifically relating to the Services provided hereunder and in each Service Order and Change Order in accordance with applicable laws, rules, regulations and generally accepted accounting principles and practices, consistently applied.  To the extent that such records may be relevant in NAPO’s reasonable opinion in determining whether INTEGRIUM is complying with its obligations pursuant to this Agreement and any Service Order and Change Order  which is a part hereof, NAPO, or NAPO’s authorized representative, may audit such records during INTEGRIUM's normal working hours and at NAPO’s expense, upon providing three (3) days’ written notice to INTEGRIUM.  INTEGRIUM shall retain such records for a period of five (5) years from the date of final payment by NAPO pursuant to the respective Service Order or Change Order, or any longer period required by law.

5.4

If INTEGRIUM audits an Investigator (as defined in Section 10) for a Study as part of an internal audit program, INTEGRIUM will notify NAPO prior to the commencement of the audit and provide NAPO (promptly with a summary of all findings and proposed corrective actions, if any, following completion of each such audit.  In cases of suspected misconduct of an Investigator or other third party, INTEGRIUM must inform NAPO immediately after it establishes reasonable concerns of such suspected misconduct.  In the event of suspected misconduct, INTEGRIUM and NAPO shall work together promptly and in good faith to establish a reasonable plan for investigation of such misconduct.  The Parties will reasonably support each other in the investigation of such cases, and with any actions arising from said investigations.  INTEGRIUM agrees to take any reasonable steps requested by NAPO as a result of such audit or investigation to cure any deficiencies in the Study or Services conduct or documentation, unless said requests are prohibited or otherwise restricted by applicable laws, regulations, or standard operating procedures.

5.5

INTEGRIUM hereby represents and warrants that it will use best efforts to ensure that third Party Vendor’s (i) adhere to the Study’s protocol, (ii) adhere to the Study’s project specifications and timeline, and (iii) do not breach their contract with INTEGRIUM.  INTEGRIUM is not liable for (i) the negligence or willful misconduct of third-Party Vendor, and (ii) the infringement, misappropriation or violation of any rights of another third party.  INTEGRIUM shall make NAPO a third-party beneficiary to all third-party Vendor agreements entered pursuant to any Service Order.

6.Confidentiality

6.1

It is understood by the parties hereto that during the performance of the Services hereunder and as set forth in the Service Orders and the Change Orders INTEGRIUM may receive from NAPO, or otherwise acquire, certain Confidential, Proprietary, and/or Trade Secret Information which is the property of NAPO (collectively, "Confidential Information"), Confidential Information shall include without limitation the Investigator’s brochure, the study protocol, the data recorded during the study and data, formulae and information on the Study Drug.  For purposes of this Agreement, Confidential Information shall be understood to include all verbal, written or electronically transferred information received from NAPO by INTEGRIUM, and unless expressly described in this section 6.1 such written material shall be marked “Confidential” unless a reasonable person would recognize the confidential or proprietary nature of such material, in which case such marking will not be required.  Information which is disclosed orally shall be deemed confidential if it is confirmed to be confidential by a writing provided to INTEGRIUM by NAPO within a reasonable amount of time following oral disclosure unless a reasonable person would recognize the confidential or proprietary nature of such information, in which case such a confirmation will not be required.  INTEGRIUM hereby warrants and affirms that it shall neither use nor disclose Confidential Information for any purpose other than as is specifically allowed by this Agreement.

6.2	INTEGRIUM shall disclose Confidential Information only to such of its employees or its affiliated corporations as may reasonably be required to assist INTEGRIUM in the performance of this Agreement and who have agreed to be bound by terms and conditions similar to those in this Agreement.  In the event of such disclosure, INTEGRIUM shall advise its and its affiliated corporations’ employees, of the confidential nature of the information and shall instruct them to take all necessary and reasonable precautions to prevent the unauthorized use or disclosure thereof at least consistent with those precautions undertaken by INTEGRIUM hereunder.

6.3	Upon the expiration or termination of this Agreement, INTEGRIUM shall either destroy or return to NAPO all tangible and electronic forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by INTEGRIUM (or INTEGRIUM's employees), as well as any writings, drawings, specifications, manuals or other printed material made by INTEGRIUM (or INTEGRIUM's employees) and based on, or derived from, Confidential Information, provided that INTEGRIUM shall retain all information it is required by law to retain, and that INTEGRIUM may retain one copy of written information for regulatory record purposes, subject to protection and nondisclosure in accordance with the terms of this Agreement and using the same amount of care and diligence to protect NAPO’s information as it uses to protect its own confidential information but in any case not less than reasonable care and diligence.

6.4	The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) is required by law or regulation to be disclosed.

6.5	All of INTEGRIUM's obligations set forth in this Article 6, including the obligations of confidentiality and non-use, shall be continuing and shall survive for five (5) years following the expiration or termination of either this Agreement or the respective Service Order and any Change Orders for which the Confidential Information has been disclosed, whichever is later.

6.6	INTEGRIUM shall not disclose, or otherwise make public, the terms of this Agreement, except as may be necessary to secure enforcement of the terms of this Agreement or in response to a lawful subpoena or to comply with applicable regulations.

6.7	It is understood by the Parties that POC CAPITAL will NOT request, and NAPO and INTEGRIUM will NOT disclose or provide, any material, non-public information, including the Confidential Information relating to the Service Order, Change Orders or Services provided hereunder. INTEGRIUM will not engage in communication, written or verbal, with POC Capital on any clinical operational aspects of the Study. NAPO shall provide information and reasonably cooperate with POC CAPITAL in connection with any reasonable due diligence request. POC CAPITAL will NOT make any due diligence requests of INTEGRIUM or its officers and employees. NAPO and INTEGRIUM confirm that neither they, nor any Persons acting on their behalf, shall provide POC CAPITAL or its agents or counsel with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by NAPO in the manner contemplated by Regulation Fair Disclosure (FD). POC CAPITAL shall not have any liability to NAPO, any of its subsidiaries and affiliates, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure.

7.Independent Contractor

7.1

The parties hereto agree that INTEGRIUM is being retained and shall perform as an independent contractor.  Neither INTEGRIUM nor any of its employees performing Services, shall be employees of NAPO or POC CAPITAL, it being understood and agreed that INTEGRIUM is an independent contractor for all purposes and at all times.  All matters of compensation and benefits and terms of employment for INTEGRIUM’s employees shall be solely a matter between INTEGRIUM and its employees.  Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture or employment relationship.  No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not expressly authorized by this Agreement.  No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

7.2

It is further understood and agreed that the means, methods and manner in which Services are rendered by INTEGRIUM in accordance with this agreement shall be within INTEGRIUM's sole control and discretion, only subject to Article 2 and 3, applicable Service Orders and Change Orders, and any applicable laws and regulations.

7.3

INTEGRIUM acknowledges and agrees that its employees are not eligible to participate in any benefits programs offered by NAPO or POC CAPITAL to their employees, or any other employee benefit or perquisite plans offered from time to time by NAPO or POC CAPITAL to their employees.

7.4

Nothing contained in this Agreement shall be construed as making the parties joint venturers or as granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any representations, guarantees or warranties on behalf of the other party except to the extent such authority is expressly provided in writing and agreed by the parties.

8.Tax Reporting and Payment

8.1

INTEGRIUM acknowledges and agrees that it shall be solely responsible for paying the appropriate amount of all federal, state and local taxes with respect to all compensation paid to INTEGRIUM pursuant to this Agreement, and that NAPO and POC CAPITAL shall have no responsibility whatsoever for withholding or paying any such taxes for or on behalf of INTEGRIUM.

8.2

INTEGRIUM further agrees to indemnify and hold NAPO and POC CAPITAL harmless from and against any and all damages, losses, expenses, or penalties arising from or in connection with any claim brought by any federal, state or local taxing authority with regard to INTEGRIUM's failure to pay required taxes or failure to file required forms with regard to compensation paid to INTEGRIUM by NAPO or POC CAPITAL pursuant to this Agreement.

9.Ownership, Disclosure and Transfer of Developments and Study Data.

9.1

INTEGRIUM understands and agrees that the underlying rights to the Study Drug and intellectual property developed that are the subject of each Service Order and Change Order and the associated Services are owned solely by NAPO.  Neither POC CAPITAL, INTEGRIUM nor their respective directors, officers, employees, agents, consultants, permitted subcontractors or representatives shall acquire any rights of any kind whatsoever with respect to such Materials, or any intellectual property rights therein, as a result of conducting Services under this Agreement, the Service Orders and the Change Orders.

9.2

NAPO acknowledges that INTEGRIUM possesses certain computer technical expertise, software and methodologies for administration of clinical trials, data collection, data management and statistical analyses methods which have been independently developed by INTEGRIUM without the benefit of any information provided by NAPO (“Integrium Properties”).  NAPO and INTEGRIUM agree that any Integrium Properties used by INTEGRIUM in the administration and the conduct of clinical trials used by INTEGRIUM under or during the term of this Agreement remain the sole property of INTEGRIUM and NAPO agrees that such Integrium Properties are commercially valuable to INTEGRIUM and NAPO agrees not to disclose such Integrium Properties to any other party without INTEGRIUM’s prior written consent.

10.Relationship with Investigators and 3rd Party Vendors

10.1

If under any Service Order or Change Order, INTEGRIUM is required to contract with investigators or investigative sites (collectively, “Investigators”) then any such contract shall be in a form mutually acceptable to INTEGRIUM and NAPO.  Such agreements with investigative sites shall hereafter be referred to as the Clinical Site Agreement Template (“CSA Template”).  Such agreements with Investigators (“Investigator Agreements”) shall be made between INTEGRIUM, NAPO and the applicable Investigator.  If an Investigator requests any material changes to such CSA Template effecting NAPO’s rights, INTEGRIUM shall submit the proposed change to NAPO, and NAPO shall promptly review and comment on such proposed changes(s). NAPO retains the right to approve the final form of any contract entered into with any Investigator. If NAPO approves an Investigator Agreement or any changes to the CSA Template in writing, that differ from the terms of this Agreement (including, but not limited to, allowing an Investigator to publish results or data that INTEGRIUM is prohibited from revealing), then INTEGRIUM shall have no liability for any such approved provisions or changes. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of INTEGRIUM or NAPO, and that Investigators shall exercise their own independent medical judgment. INTEGRIUM’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and any applicable Service Order or Change Order.

10.2

If INTEGRIUM will be paying Investigators and/or any 3rd party vendors (IRBs, labs, meeting planners, etc.) on behalf of NAPO, the parties will agree in the applicable Service Order, Change Order or Study Budget as to a schedule of amounts to be paid to the 3rd party vendors.  INTEGRIUM shall pay Investigators and 3rd party vendors in accordance with the agreed schedule  INTEGRIUM warrants that all up-front and advance payment or any monies made by NAPO to INTEGRIUM will be allocated only to the NAPO study specified on the invoice and will not be used for any other purposes.

10.3

INTEGRIUM will assume responsibility for disbursing fees and/or expenses to Investigators, and 3rd party vendors.  INTEGRIUM will provide on the first day of each consecutive month the forecasted enrollment for the following month.

10.4	[INTENTIONALLY LEFT BLANK]

10.5	[INTENTIONALLY LEFT BLANK]

10.6

If under any Service Order or Change Order, INTEGRIUM is required to perform monitoring services or visit an investigative site on NAPO’s behalf (collectively, “Investigative Site Visit”) any site imposed Vendor Credentialing System (“VCS”) fees will be paid by INTEGRIUM, NAPO  shall have no liability for any such fees.

11.Indemnification

11.1

NAPO hereby agrees to indemnify, defend, and hold INTEGRIUM, and its respective agents, servants, employees, officers, and directors (“INTEGRIUM Indemnities”) safe and harmless from and against any and all losses, costs, damages, expenses, claims, actions, liability, and/or suits (including court costs and reasonable attorney fees) (“Liabilities”) arising from any third-party claims, actions, proceedings, investigations or litigation (including personal bodily injury or wrongful death): relating to or arising from or in connection with (a) any bodily injury to or death of a Study subject actually caused by or attributed to any procedure required by the applicable Protocol or the administration of the Study Drug or any other substance required to be dispensed or administered to a study subject by, and in accordance with, the applicable protocol; (b) the development, manufacture, use, handling, storage, sale or other disposition of NAPO’s products following completion of the applicable services; (c) the disclosure and/or use of the results by NAPO; (d) NAPO’s gross negligence, willful or intentional misconduct; or (e) NAPO’s material breach of this Agreement; except, in each case to the extent resulting from any Integrium Indemnities’ breach of this Agreement, failure to comply with applicable law or regulation, or negligence or willful misconduct.  Except as set forth in Section 5.5, INTEGRIUM will not be liable for any third party vendor’s (i) adherence to the Study’s protocol, (ii) adherence to project specifications or timeline, (iii) breach of contract, (iv) the negligence or willful misconduct of third Party Vendor, or (v) any infringement, misappropriation or violation by third Party Vendor of any right of another third Party.

11.2

INTEGRIUM hereby agrees to indemnify, defend, and hold NAPO and its respective affiliates, employees, directors, agents, approved subcontractors and consultants (“NAPO Indemnitees”) from and against any and all losses, damages, liabilities, reasonable attorney fees, court  costs, and expenses resulting or arising from any third-party claims, actions, proceedings, investigations or litigation (including personal injury or wrongful death): relating to or arising from  or in connection with (a) the negligence or willful or intentional misconduct by INTEGRIUM in the performance of any services described in this Agreement, any Service Order and any Change Order; (b) INTEGRIUM’s failure to comply with applicable law or regulation in the performance of any services described in this Agreement, any Service Order and any Change Order, except to the extent resulting from any NAPO Indemnitees’ material breach of this Agreement, failure to comply with applicable law or regulation, or gross negligence or willful misconduct.

11.3

A Party’s agreement to indemnify, defend and hold the other party (the “Indemnified Party”) and its related entities harmless is conditioned upon the Indemnified Party: (a) providing written notice to the other Party (the “Indemnifying Party”) of any such third-party claims, actions, proceedings investigations or litigation (“Claim”) arising out of the indemnified activities within 10 days after the Indemnified Party has knowledge thereof (however a delayed notification shall not release the Indemnifying Party to the extent such delay does not materially affect the Indemnifying Party’s position in respect of the Claim); (b) permitting the Indemnifying Party to assume full responsibility and authority to investigate, prepare for and defend against any Claim; (c) assisting the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of any such Claim; and (d) not compromising or settling such Claim without the Indemnifying Party’s written consent.

11.4	[INTENTIONALLY LEFT BLANK]

12.Limitation of Liability

12.1

Neither Party, nor its affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability of any type (including, but not limited, to contract, negligence, and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement, or any Service Order or Change Order, even if such damages may have been foreseeable to INTEGRIUM.  In addition, in no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) of either Party and its affiliates and its and their respective directors, officers, employees and agents under this Agreement or any Service Order or Change Order hereunder exceed the amount of service fees actually payable by NAPO to INTEGRIUM hereunder.

13.Insurance

13.1

Each party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations under this Agreement and any and all Service Orders then in effect, and, upon request, each party will provide to the other party a certificate of insurance showing that such insurance is in place.

13.2

NAPO will supply INTEGRIUM with the Clinical Trial Insurance Certificate for each Study covered under a Service Order prior to commencement of subject screening for each Service Order.  INTEGRIUM will not be responsible for enrollment delays due to NAPO’s delay in providing said Certificate.

14.Termination

14.1	In the event that either Party, or POC CAPITAL shall commit a material breach of this Agreement, the non-breaching party shall have the right to terminate this Agreement immediately unless the breaching Party, or POC CAPITAL, can cure its breach and provide full performance within thirty (30) days of having received written notice that a material breach has been declared. Upon termination of this Agreement, the non-breaching party shall have no further obligation to the breaching partyother than for NAPO to pay for Services that were duly performed by INTEGRIUM in accordance with the respective Service Order for this Agreement up to the date of such termination and any rights and duties which the parties expressly stated herein as surviving termination.

14.2	NAPO may terminate individual Service Orders at any time without cause by giving INTEGRIUM thirty (30) days written notice of such termination. If NAPO should terminate pursuant to this Section 14.2, NAPO will pay for all services that were performed up to the point of termination in accordance with the respective Service Order, Change Order and this Agreement up to the date of such termination in accordance with the Service Order’s budget, as well as costs reasonably incurred for the Services and which INTEGRIUM is unable to cancel (For the avoidance of doubt, NAPO or shall be responsible for any and all 3rd party vendor cancellation fees due upon the Study’s cancellation due to termination without cause), and all reasonable and documented administrative costs incurred in the conduct of the Service Order up to the point of termination, and for those services which are necessary to be performed for patient safety, government requirement compliance and/or expressly requested by NAPO. INTEGRIUM shall use its best efforts to minimize the costs incurred following its receipt of notice of such notice of termination. Either Party may terminate this Agreement upon receipt of written notice to the other Party and regard the other Party as in breach of this Agreement, if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntary or otherwise. In the event that any of the above events occur, that Party shall immediately notify the other, in writing, of its occurrence.

14.3	Upon receipt of notice of termination of this Agreement or a Service Order by either Party: (i) INTEGRIUM will, as soon as reasonably practicable discontinue providing the applicable Services, except to the extent reasonably required to safely close out a Study or to transfer ( at NAPO’s request) the remaining Services to another service provider selected by NAPO, and (ii) INTEGRIUM will terminate or, if requested by NAPO, assign existing 3rd party obligations to the extent cancelable or assignable, as applicable. Any amounts paid by NAPO which exceed the amounts owed to INTEGRIUM as of expiration or termination of this Agreement shall be refunded to NAPO within thirty (30) days after expiration or termination. Any amounts owed by NAPO, including 3rd Party Vendor cancellation fees, shall be paid to INTEGRIUM within thirty (30) days after expiration or termination.

15.Personnel Recruitment

15.1

Neither Party, during the term of this Agreement and for twelve (12) months thereafter, will, without the prior written consent of the other Party, directly or indirectly solicit for employment or contract, attempt to employ or contract with or assist any other entity in employing, contracting with or soliciting for employment or contract any employee, or executive who is at that time employed/contracted by the other Party and who had been employed/contracted by the other Party in connection with the Services provided hereunder.  The foregoing provision will not prevent either Party from conducting solicitation via a general advertisement for employment that is not specifically directed to any such employee or from employing any such person who responds to such solicitation.

16.Miscellaneous Provision

16.1	Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either of the Parties may assign this Agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets to which this Agreement relates. No assignment whether consensual or permissive shall relieve either party of its responsibility for performance of its obligations under this Agreement or any Service Order or Change Order.

16.2	Complete Agreement. This Agreement, together with its exhibits, Service Orders and Change Orders then in effect, supersedes all prior Agreements and understandings made jointly by and amongst NAPO, INTEGRIUM and POC CAPITAL related to the subject matter of this Agreement, excluding any separate and independent agreements or writings executed solely by and between NAPO and POC CAPITAL

16.3	Waiver. No waiver by either Party with respect to any breach or default or of any right or remedy, and no course of dealing by NAPO shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing, signed by NAPO. No payment made by NAPO shall be considered as acceptance of satisfactory performance of the Services, or as in any way relieving INTEGRIUM from its full responsibility pursuant to this Agreement.

16.4	Amendment. This Agreement may not be altered, changed or amended except in writing signed by each of the Parties hereto.

16.5	Survival. The provisions of this Agreement dealing with Study Drug (Section 2.6), allocation of payment obligations (Section 4.3), confidentiality (Article 6), independent contractor (Article 7), taxes (Article 8), Developments and Study Data (Article 9), reconciliation (Section 10.4), indemnification (Article 11), limitation of liability (Article 12), termination (Article 14), non-solicitation (Article 15) and this Article 16 shall survive the expiration and/or termination of this Agreement

16.6	Severability. In the event that any provision of this Agreement is held illegal or invalid for any reason, such provision shall not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if that illegal and invalid provision had never been inserted herein.

16.7	Extraordinary Relief. In the event of the actual or threatened breach by INTEGRIUM of any of the terms of the Articles 6, 7, and 10 hereof, NAPO shall have the right to specific performance and injunctive relief. The remedies in this paragraph are in addition to all other remedies and rights available at law or in equity.

16.8	Force Majeure. Performance of this Agreement by each Party shall be pursued with due diligence in all requirements hereof; however, neither Party shall be liable for any loss or damage for delay or nonperformance due to causes not reasonably within its control. In the event of any delay resulting from such causes, the time for performance and payment hereunder shall be extended for a period of time necessary to overcome the effect of such delays. In the event of any delay or nonperformance caused by such uncontrollable forces, the Party affected shall promptly notify the other in writing of the nature, cause, date of commencement thereof, and the anticipated extent of such delay, and shall indicate whether it is anticipated that the completion date of the Agreement would be affected thereby. If the non-performing Party is unable to resume performance within thirty (30) days after the force majeure event occurs, the other party may terminate this Agreement. If reasonable efforts will not enable resumption or completion, the non-performing party may terminate this Agreement.

16.9	Captions and Headings. The captions, numbering and headings in this Agreement are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Agreement.

16.10	Counterpart Originals. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

16.11	Notices. Except as otherwise provided, all communications and notices concerning payments required under this Agreement shall be to:

If to INTEGRIUM for contractual matters:

INTEGRIUM, LLC

[****]

Attn:  Jessica Coutu, Sr. V.P. of Clinical Operations

If to INTEGRIUM for financial matters:

INTEGRIUM, LLC

100 E. Hanover Avenue

[****]

Attn:  Jessica Coutu, Sr. V.P. of Clinical Operations

Attn:  [****], Sr. V.P. of Finance & Accounting

If to NAPO:

Napo Pharmaceuticals, Inc..

201 Mission Street, Suite 2375

San Francisco, CA 94105

Attention: [****], VP Clinical Operations

With a copy to:

Jaguar Health, Inc.

201 Mission Street, Suite 2375

San Francisco, CA 94105

Attention:	Jonathan Wolin

Chief Compliance Officer and Corporate Counsel

If to POC CAPITAL:

POC Capital, LLC

[****]

Attention: Daron Evans, Managing Director

16.12	Governing Law. It is understood and agreed that this Agreement shall be governed by the laws of the State of Delaware in all respects of validity, construction and performance without regard to its conflict of laws rules.

16.13	Publicity. INTEGRIUM shall not make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of NAPO. INTEGRIUM agrees that it will not make any publication, including any abstracts, posters or articles relating to the Study or the services performed pursuant to this Agreement without the prior written consent of NAPO.

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Agreement as of its initial effective date.

For and on behalf ofFor and on behalf of

INTEGRIUM, LLCJAGUAR HEALTH, INC.

/s/ Jessica Coutu____________________/s/ Lisa Conte____________________

By: Jessica Coutu By: Lisa Conte

Title: Sr. VP, Clinical OperationsTitle:President and CEO

Date:______________________________Date:___________________________

POC Capital, LLC (solely with respect to Sections 4.1 and 6.7and Articles 8, 9, 10 (other than Section 10.1), 14 and 16):

/s/ Daron Evans___________________

By: Daron Evans

Title: Managing Director

Date:___________________________